                                   EX-99.B5(b)

                        INVESTMENT SUB-ADVISORY AGREEMENT


                 Mason Street Funds Growth and Income Stock Fund


                                                  _______ __, 1997


J.P. Morgan Investment Management Inc.
522 Fifth Avenue
New York, New York 10036

Dear Sirs:

Mason Street Funds, Inc. a Maryland corporation ("MSF") on behalf of the Growth and Income Stock Fund, a series of shares of MSF represented by a separate class of capital stock of MSF, and Northwestern Mutual Investment Services, Inc., a Wisconsin corporation (the "Adviser"), hereby agree with J.P. Morgan Investment Management Inc., a Delaware corporation (the "Sub-Adviser"), as follows:

     1. INVESTMENT DESCRIPTION; APPOINTMENT. MSF desires to employ the capital of the Growth and Income Stock Fund (the "Fund") by investing and reinvesting in investments of the kind and in accordance with the limitations applicable to the Fund specified in its Articles of Incorporation, as amended to date (the "Charter Document"), and in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") filed with the Securities and Exchange Commission as part of MSF's Registration Statement on Form N-lA, as amended from time to time, and in such manner and to such extent as from time to time may be approved by MSF's Board. Copies of the Prospectus, the Statement and the Charter Document, each as currently in effect, have been delivered to the Sub-Adviser. The Adviser agrees, on an ongoing basis, to provide to the Sub-Adviser as promptly as practicable copies of all amendments and supplements to the Prospectus and the Statement and amendments to the Charter Document relating to the Fund. The Adviser desires to engage and hereby appoints the Sub-Adviser to act as investment sub-adviser to the Fund. The Sub-Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

     2. SERVICES AS INVESTMENT SUB-ADVISER; GUIDELINES AND ADVICE. Subject to the supervision of MSF's Board and of the Adviser, the Sub-Adviser will (a) manage the Fund's assets in accordance with the Fund's investment objectives and policies as stated in the Prospectus, the Statement and the Charter Document, but subject to the Guidelines (as such term is defined below); (b) make investment decisions for the Fund; (c) place purchase and
---------------
sale orders for portfolio transactions for the Fund; and (d) employ professional portfolio managers and securities analysts to provide research services to the Fund. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.

     The Adviser agrees on an on-going basis to provide or cause to be provided to the Sub-Adviser guidelines, to be revised as provided below (the "Guidelines"), setting forth limitations, by dollar amount or percentage of net assets, on the types of securities in which the Fund is permitted to invest or investment activities in which the Fund is permitted to engage. Among other matters, the Guidelines shall set forth clearly the limitations imposed upon the Fund as a result of relevant diversification requirements under state and federal law. The Guidelines shall remain in effect until 12:00 p.m. on the third business day following actual receipt by the Sub-Adviser of a written notice, denominated clearly as such, setting forth revised Guidelines. The Adviser agrees to cause to be delivered to a person designated in writing for such purpose by the Sub-Adviser on the first business day of each week, a written report dated the date of its delivery (the "Report") with respect to the Fund's compliance for its current fiscal year with the short-three test set forth in Section 851(b)(3) of the Code (the "short-three test"). The Report shall include in chart form the Fund's gross income (within the meaning of Section 851 of the Code) from the beginning of the current fiscal year to the end of the previous week and its cumulative income and gains described in
Section 851(b)(3) of the Code for such period. If the Report is not timely delivered, the Sub-Adviser shall be permitted to rely on the most recent Report delivered to it. MSF and the Adviser agree that the Sub-Adviser may rely on the Guidelines and the Report without independent verification of their accuracy.

     3. BROKERAGE. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.

     4. INFORMATION PROVIDED TO MSF. The Sub-Adviser will keep MSF and the Adviser informed of developments materially affecting the Fund, and will, on its own initiative, furnish MSF and the Adviser from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

     5. STANDARD OF CARE. The Sub-Adviser shall exercise its best judgment in rendering the services described in paragraphs 2, 3 and 4 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (each such act or omission shall be referred to as "Disqualifying Conduct"). The Sub-Adviser shall not be deemed to have engaged in Disqualifying Conduct if it complies with the Guidelines and acts in reliance on the Report, and the Sub-Adviser's failure to act in accordance therewith shall not constitute evidence that it engaged in Disqualifying Conduct.

     6. COMPENSATION. In consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser during the first ten days of each month a fee for the previous month at the annual rate of forty-five one-hundredths of one per cent on the first $100 million of the average daily net assets of the Fund, forty one-hundredths of one per cent of the next $100 million of such assets, thirty-five one-hundredths of one per cent of the next $200 million of such assets and thirty one-hundredths of one per cent of such assets which exceed $400 million. For the purpose of determining the applicable fee percentage rate (fee band), the fee schedule shall first be applied to the value of the assets of the Growth and Income Stock Portfolio of Northwestern Mutual Series Fund, Inc. (the "Portfolio") and then to the value of the assets of the Fund at the marginal rate that would apply to additions to the Portfolio. The fee for the period from the date the initial sale of the Fund's shares commences to the end of the month during which such sale shall have been commenced shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

     7. EXPENSES. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by MSF or the Adviser, except to the extent specifically assumed by the Sub-Adviser. The expenses to be borne by MSF or the Adviser in the operation of the Fund include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Directors' fees, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

     8. SERVICES TO OTHER COMPANIES OR ACCOUNTS. MSF understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and MSF has no objection to the Sub-Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The Sub-Adviser agrees to allocate similarly opportunities to sell securities. MSF recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Fund. In addition, MSF understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

     9. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the Investment Company Act of 1940, as amended (the "Act"), the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of MSF and further agrees to surrender promptly to MSF copies of any of such records upon MSF's or the Adviser's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the Act the records relating to its activities hereunder required to be maintained by Rule 3la-1 under the Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Investment Advisers Act of 1940, as amended, for the period specified in said Rule.

     10. TERM OF AGREEMENT. This Agreement shall become effective as of _____ __, 1997 and shall continue until ______ __, 1999, and thereafter shall continue automatically for successive annual periods ending on ______ __ of each year, provided such continuance is specifically approved at least annually by
(i) MSF's Board or (ii) a vote of a "majority" (as defined in the Act) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of MSF's Board who are not "interested persons" (as defined in the Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Adviser, by MSF's Board, by vote of holders of a majority of the Fund's shares or by the Sub-Adviser, and will terminate five business days after the Sub-Adviser receives written notice of the termination of the advisory agreement between MSF and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the Act).

     11. INDEMNIFICATION. The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses), howsoever arising, from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for Disqualifying Conduct.

     12. DISCLOSURE. Neither MSF nor the Adviser shall, without the prior written consent of the Sub-Adviser, make representations regarding or reference to the Sub-Adviser or any affiliates in any disclosure document, advertisement, sales literature or other promotional materials, except as this requirement may be waived by the Sub-Adviser from time to time.

     13. MISCELLANEOUS. All notices provided for by this Agreement shall be in writing and shall be deemed given when received, against appropriate receipt, by Mr. Frank Webb, J.P. Morgan Investment Management, 522 5th Avenue, New York, NY 10036 in the case of the Sub-Adviser, Vice President and Treasurer, The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, WI 53202, in the case of the Adviser, and MSF's Secretary in the Case of the Fund, or such other person as a party shall designate by notice to the other parties. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement among the parties relating to the subject matter hereof. The paragraph headings of this Agreement are for convenience of reference and do not constitute a part hereof. This Agreement shall be governed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

     If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                   Very truly yours,

                                   MASON STREET FUNDS, INC.

                                   By:  __________________________________
                                   Name:
                                   Title:

                                   NORTHWESTERN MUTUAL INVESTMENT
                                   SERVICES, INC.

                                   By:  __________________________________
                                   Name:
                                   Title:
Accepted:

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:  _____________________________________
Name:
Title: